Exhibit 12

                                MOBIL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In millions, except for ratio amount)


                                             Year Ended December 31,
                                    ---------------------------------------
                                     1991    1992    1993    1994     1995
                                    ------  ------  ------  ------   ------
Income Before Change in
  Accounting Principle(s) ........  $1,920  $1,308  $2,084  $1,759   $2,376
Add:
  Income taxes ...................   2,105   1,567   1,931   1,919    2,015
  Portion of rents representative
    of interest factor ...........     344     319     339     340      368
  Interest and amortization
    of debt discount expense .....     713     612     529(a)  461      467
  Earnings (greater) less
    than dividends from
    equity affiliates ............    (151)     36     265     (40)     (51)
                                    ------  ------  ------  ------   ------
Income as Adjusted ...............  $4,931  $3,842  $5,148  $4,439   $5,175
                                    ======  ======  ======  ======   ======

Fixed Charges:
  Interest and amortization
    of debt discount expense .....  $  713  $  612  $  529(a)  461   $  467
  Capitalized interest ...........      20      42      42      37       47
  Portion of rents representative
    of interest factor ...........     344     319     339     340      368
                                    ------  ------  ------  ------   ------
Total Fixed Charges ..............  $1,077  $  973  $  910  $  838   $  882
                                    ======  ======  ======  ======   ======

Ratio of Earnings to Fixed Charges     4.6     3.9     5.7(a)  5.3      5.9
                                    ------  ------  ------  ------   ------



For the years ended December 31, 1991, 1992, 1993, 1994 and 1995, Fixed Charges exclude $42 million, $37 million, $31 million, $37 million and $28 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.

(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.



Mobil                                 - 26 -